Calculation of Filing Fee Tables

424(h)

(Form Type)

Barclays Dryrock Funding LLC
(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant:  0001551964

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)	$1,225,000,000	100%	$1,225,000,000	0.0001102	$134,995
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)(3)	$275,000,000	100%	$275,000,000			SF-3	333-228394-02	May 14, 2022	$25,492.50
	Total Offering Amounts					$1,500,000,000		$134,995
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$134,995

___________

(1)	The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (Nos. 333-264933 and 333-264933-01).

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Pursuant to Rule 415(a)(6) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended, the registrant is including the above carry forward securities. The above carry forward securities were registered under registration statement no. 333-228394-02 in connection with the preliminary prospectus filed by the registrant pursuant to Rule 424(h) on April 8, 2022.